TWENTY-FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Twenty-Fourth Amendment to Employment Agreement is made and entered into as of January 1, 2010, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and Robert M. Gans (“Executive”).

Recitals

A)	On September 20, 1994 an Employment Agreement was made and entered into by and between Executive and Price Enterprises, Inc.

B)	Said Employment Agreement has been assigned to Employer and amended on twenty-three prior occasions;

C)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which provides:

2.1
Salary.  For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $278,766 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2010, to provide as follows:

2.1
Salary.  For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $284,341 during each year of the Employment Term.  Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE                                                                                     EMPLOYER
PRICESMART, INC.

Robert M. Gans                                                                           By:

______________________                                                   Name:      Jose Luis Laparte
                          Its:           President